EXHIBIT 10.42

THE WHITEWAVE FOODS COMPANY

POST-2004 EXECUTIVE DEFERRED COMPENSATION PLAN

(Amended and Restated Effective as of January 1, 2014)

THE WHITEWAVE FOODS COMPANY

POST-2004 EXECUTIVE DEFERRED COMPENSATION PLAN

THE WHITEWAVE FOODS COMPANY

POST-2004 EXECUTIVE DEFERRED COMPENSATION PLAN

PREAMBLE

WHEREAS, due to the adoption of Section 409A of the Internal Revenue Code of 1986, as amended, Dean Foods Company, a corporation formed under the laws of the State of Delaware (“Dean Foods”), previously established the Dean Foods Company Post -2004 Executive Deferred Compensation Plan (the “Dean Foods Post-2004 Plan”) for the exclusive benefit of a select group of management and highly compensated employees of Dean Foods and its affiliates to provide an additional means by which such employees may defer funds payable with respect to services rendered in periods after 2004 for their retirement;

WHEREAS, effective May 23, 2013, Dean Foods completed the distribution of a controlling interest in The WhiteWave Foods Company, a Delaware corporation (the “Company”), to the stockholders of Dean Foods;

WHEREAS, certain employees of the Company and its subsidiaries were participants in the Dean Foods Post-2004 Plan;

WHEREAS, pursuant to the terms of an Employee Matters Agreement, entered into between Dean Foods and the Company substantially contemporaneously with the initial public offering of the Company’s common stock (the “EMA”), the parties allocated to the Company and its subsidiaries certain responsibilities and liabilities in respect of their respective employees and former employees (the “WhiteWave Group Employees”);

WHEREAS, pursuant to the EMA, WhiteWave established certain employee benefit plans for the benefit of WhiteWave Group Employees effective as of the effective date of the Distribution (the “Distribution Effective Date”), including The WhiteWave Foods Company Post-2004 Executive Deferred Compensation Plan (the “Plan”), a nonqualified deferred compensation plan that is substantially similar to the Dean Foods Post-2004 Plan, and to which Dean Foods transferred the notional account balances held under such Dean Foods Post-2004 Plan in respect of WhiteWave Group Employees as of the Distribution Effective Date; and

WHEREAS, the Company now desires to amend and restate the Plan to permit certain Participants to defer restricted stock units.

NOW, THEREFORE, the Company hereby amends and restates the Plan to provide as follows:

ARTICLE I

DEFINITIONS

1.1 “Account” shall mean the individual bookkeeping record established by the Committee showing the monetary value of the interest in the Plan of each Participant or Beneficiary. With regard to any Participant who is a Dean Foods Participant, such Account shall reflect the accrued balance in his or her account under the Dean Foods Post-2004 Plan as of the Distribution Effective Date, which shall thereafter be adjusted and administered in accordance with the terms and conditions of this Plan.

1.2 “Affiliate” shall mean a member of a controlled group of corporations (as defined in Section 414(b) of the Code), a group of trades or businesses (whether or not incorporated) which are under common control (as defined in Section 414(c) of the Code), or an affiliated service group (as defined in Section 414(m) of the Code) of which the Company is a member; and any entity otherwise required to be aggregated with the Company pursuant to Section 414(o) of the Code or the regulations issued thereunder; and any other entity in which the Company has an ownership interest and to which the Company elects to make participation in the Plan available.

1.3 “Annual Compensation” shall mean the salary, bonuses and commissions paid or accrued by the Company or an Affiliate to an employee as remuneration for personal services rendered during each Plan Year, as reported on the employee’s federal income tax withholding statement or statements (IRS Form W-2 or its subsequent equivalent), together with any amounts not includable in such employee’s gross income pursuant to Sections 125 or 402(g) of the Code, and any amounts deferred by such employee pursuant to Section 3.1 hereof. The term “Annual Compensation” with respect to Non-employee Directors shall include cash retainers (excluding meeting fees, if any). The term “Annual Compensation” shall not include Restricted Stock Units granted to Participants and deferred under this Plan.

1.4 “Beneficiary” shall mean the Beneficiary designated by each Participant under the 401(k) Plan; provided, however, that a Participant may designate a different Beneficiary hereunder by delivering to the Committee a written beneficiary designation, in the form provided by the Committee, and executed specifically with respect to this Plan. With respect to any Dean Foods Participant, any Beneficiary designation made under the Dean Foods Post-2004 Plan separate and distinct from any designation under any qualified plan shall be honored and accepted as a Beneficiary designation hereunder, unless and until changed in accordance with the applicable terms hereof.

1.5 “Board” shall mean the Board of Directors of the Company.

1.6 “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

1.7 “Committee” shall mean the Compensation Committee of the Board (or such other committee of the Board or of officers of the Company as shall be designated by the Board to administer the Plan).

1.8 “Common Stock” shall mean the common stock of the Company.

1.9 “Company” shall have the meaning ascribed thereto in the Preamble.

1.10 “Company Contribution Account” shall mean the subaccount of each Participant’s Account showing the monetary value of the Participant’s interest in the Plan which is attributable to matching or Profit Sharing Credits credited pursuant to Sections 3.2 and 3.3. A separate subaccount shall be maintained for each Plan Year. With regard to any Participant who is a Dean Foods Participant, such Company Contribution Account shall reflect the accrued balance in his or her company contribution account under the Dean Foods Post-2004 Plan as of the Distribution Effective Date, which shall thereafter be adjusted and administered in accordance with the terms and conditions of this Plan.

1.11 “Dean Foods” shall have the meaning ascribed thereto in the Preamble.

1.12 “Dean Foods Participant” shall mean any person who, at the Distribution Effective Date, is a WhiteWave Group Employee and immediately prior to the Distribution Effective Date was a participant in the Dean Foods Post-2004 Plan.

1.13 “Dean Foods Post-2004 Plan” shall have the meaning ascribed thereto in the Preamble.

1.14 “Disability” shall mean the Participant either (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

1.15 “Distribution Effective Date” shall have the meaning ascribed thereto in the Preamble.

1.16 “Fair Market Value” shall mean the closing sales price of a share of Common Stock as reported by the New York Stock Exchange, or such other principal national exchange or trading system on which the Common Stock is then listed or traded on the applicable date or, if the Common Stock is not traded on such date, the most recent date on which the Common Stock was traded. Notwithstanding the foregoing, if shares of Common Stock are not traded on a national exchange or trading system, Fair Market Value shall be determined by the Committee in good faith using such objective criteria as it shall deem appropriate.

1.17 “401(k) Plan” shall mean The WhiteWave Foods Company 401(k) Plan.

1.18 “Non-employee Director” means any director serving on the Board, other than a director who is an officer or employee of the Company or any Subsidiary.

1.19 “Participant” shall mean an individual who has been designated by the Committee as being eligible to participate in the Plan.

1.20 “Performance-Based Compensation” shall mean compensation earned by a Participant based on satisfaction of variable and contingent individual or organizational performance criteria not readily ascertainable at the time the election is made and is based on services to be performed over a period of at least 12 months.

1.21 “Performance Period” shall mean the period over which Performance-Based Compensation is earned.

1.22 “Plan” shall mean The WhiteWave Foods Company Post-2004 Executive Deferred Compensation Plan set forth in this document, as it may be amended from time to time.

1.23 “Plan Year” shall mean the twelve-month period beginning each January 1 and ending each December 31.

1.24 “Profit Sharing Credit” shall mean the amount contributed to the Participant’s Account as a profit sharing credit pursuant to Section 3.3 hereof.

1.25 “Restricted Stock Unit” means an award of restricted stock units, including both time-vesting and performance-based restricted stock units, granted to a Participant pursuant to the Company’s 2012 Stock Incentive Plan or any other equity compensation plan adopted by the Company.

1.26 “RSU Participants” means the Non-employee Directors and those other Participants, if any, who are designated by the Committee from time to time as eligible to defer Restricted Stock Units.

1.26 “Trust” shall mean the trust, if any, that shall be established by the Company in order to assist it in funding its obligations (and those of its subsidiaries) that are recorded under the Plan.

1.27 “Valuation Date” shall mean each business day on which the financial markets are open for trading activity or such other dates as may be established by the Committee.

1.28 “WhiteWave Group Employee” shall have the meaning ascribed thereto in the Preamble.

ARTICLE II

ELIGIBILITY

Participation in the Plan shall be made available to a select group of individuals, as determined by the Board or the Committee, who are providing services to the Company or an Affiliate in key positions of management and responsibility. Participation in the Plan shall also be made available to Non-employee Directors. Without limiting the generality of the foregoing, each Dean Foods Participant shall become a Participant hereunder as of the Distribution Effective Date. Any person who is eligible to be a Participant hereunder may elect to participate hereunder by executing a participation agreement in such form and at such time as the Committee shall require, provided that each participation agreement shall be executed (i) not later than the day immediately preceding the Plan Year for which an individual elects to make contributions to the Plan in accordance with the provisions of Section 3.1 hereof for compensation other than Performance-Based Compensation deferred pursuant to clause (ii) below and Restricted Stock Units deferred pursuant to clause (iii) below, (ii) not later than six months before the end of the Performance Period, for Performance-Based Compensation and (iii) in the case of Restricted Stock Units, not later than the 30th day after the date of grant, provided that such election is also made at least 12 months in advance of the earliest date on which such Restricted Stock Units are scheduled to vest. Notwithstanding the foregoing, in the first year in which an individual becomes eligible to participate in the Plan, he may elect to participate in the Plan by executing a participation agreement, in such form as the Committee shall require, within thirty (30) days after the date on which he is notified by the Committee of his eligibility to participate in the Plan or, with respect to Performance-Based Compensation, such later date as is specified in the preceding sentence. The election to participate in the Plan for a Participant first enrolled during a Plan Year shall become effective as of the first full payroll period beginning on or after the Committee’s receipt of his participation agreement. With respect to the Plan Year that includes the Distribution Effective Date, the elections made by any Dean Foods Participant under the Dean Foods Post-2004 Plan shall be deemed to have been made pursuant to the terms of this Plan and shall be honored in accordance with their terms. The determination as to the eligibility of any individual to participate in the Plan shall be in the sole and absolute discretion of the Committee, whose decision in that regard shall be conclusive and binding for all purposes hereunder.

ARTICLE III

CREDITS TO ACCOUNT

3.1 For any Plan Year, a Participant may, in the manner and at the time prescribed by the Committee, irrevocably elect to defer a portion of the Annual Compensation otherwise payable to such Participant with respect to such Plan Year or, in the case of Restricted Stock Units, granted to such RSU Participant with respect to such Plan Year, not to exceed the maximum amount established by the Committee. Such an election, if made, shall only be effective if the Participant is still an employee of the Company or an Affiliate (or in the case of a Non-employee Director, if such Participant is still a director), as of the date that the Annual Compensation would otherwise have been paid or the Restricted Stock Unit would otherwise have been granted. Any amount deferred pursuant to this Article III from the Annual Compensation otherwise payable to a Participant (other than Restricted Stock Units deferred by RSU Participants) shall be transferred to the Trust, if any, and credited to the Account of such Participant as soon as practicable after the date on which such amounts would otherwise have been paid to the Participant.

3.2 The Committee shall credit a matching contribution, calculated as provided in this Section 3.2, to the Company Contribution Account of each Participant with respect to Annual Compensation deferred under the Plan during any Plan Year pursuant to Section 3.1 above. The matching contribution, if any, shall be computed as follows: (i) the Committee shall first compute a maximum matching contribution for each Participant for a Plan Year, on the salary deferrals made by the Participant under the 401(k) plan in which the Participant participates, using the formula applied by such 401(k) plan with respect to the percentage of salary deferrals matched and the maximum percentage of compensation which is subject to the match, but using the Participant’s Annual Compensation as defined in this Plan up to the maximum compensation that may be considered on behalf of a participant under such 401(k) plan (unless otherwise approved by the Board of Directors of the Company); (ii) the Committee shall then determine the amount of matching contributions made for the Participant under such 401(k) plan; and (iii) the difference between (i) and (ii), if any, is the matching contribution to be credited to the Participant’s Company Contribution Account under the Plan. The Committee shall credit a matching contribution, if any, to the Participant’s Company Contribution Account as soon as administratively practicable following the end of the Plan Year in which the 401(k) plan year ends, and the Company shall transfer a similar amount to the Trust, if any, as soon as administratively practicable following such date. A Non-employee Director who participates in the Plan is not eligible for matching contributions.

3.3 For each Plan Year, the Committee shall credit each Participant’s Company Contribution Account with an amount that represents a Profit Sharing Credit. The Profit Sharing Credit shall be equal in amount to the additional contribution, if any, which would have been allocated as a non-matching contribution to the Participant’s account in the 401(k) plan in which the Participant is eligible to participate, if the Participant had not elected to defer, pursuant to this Plan, Annual Compensation that otherwise would have been paid during the plan year of the 401(k) plan which ends in the Plan Year. The Committee shall credit the Profit Sharing Credit to the Company Contribution Account of each Participant entitled thereto as soon as administratively practicable following the end of the Plan Year. A Non-employee Director who participates in the Plan is not eligible for a Profit Sharing Credit.

3.4 At the time of making the deferral elections described in Section 3.1 and at such other times as are allowed by the Committee, the Participant shall designate, on a form provided by the Committee, the types of investments in which the Participant’s Account, other than Restricted Stock Units deferred by RSU Participants, will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account. Such designations may vary by deferral source (i.e., salary or bonus) and by deferral Plan Year. Any Company Contributions pursuant to Section 3.2 and or 3.3 shall be deemed to be invested in the same investments elected by the Participant for his or her deferrals from salary for the Plan Year for which the Company Contribution is made (even though it is credited in a subsequent Plan Year), or if none, as elected by the Participant for his deferrals from bonuses for such Plan Year. Notwithstanding the foregoing, the investment directions in effect with respect to any Dean Foods Participant under the Dean Foods Post-2004 Plan immediately prior to the Distribution Effective Date shall be deemed to have been made in accordance with the terms of this Plan and shall be honored in accordance with their terms, until changed by such Participant in accordance with the applicable provisions hereof; provided that, such investment directions will not be continued under the Plan to the extent that they would have deemed the investment of such Dean Foods Participant’s account under the Dean Foods Post-2004 Plan in a life insurance policy, in which case a new investment direction shall be required hereunder in respect of that portion of such account. If new directions are required from a Dean Foods Participant, and are not received by the Company prior to the Distribution Effective Date, the Committee shall direct the investment of the Participant’s Account into the investment choice under the Plan that the Committee determines, in its sole discretion, to present the least risk of the loss of principal. On a quarterly or other basis selected by the Committee, the Committee shall credit to each Participant’s Account an amount equal to the interest, earnings or losses that would have resulted to the Account if the amounts credited to the Account were invested as elected by the Participant.

3.5 If an RSU Participant elects to defer Restricted Stock Units pursuant to Section 3.1, then at the time any such Restricted Stock Units become vested under the terms of the applicable award agreement, such RSU Participant’s Account shall be credited with an equal number of notional shares of Common Stock, each of which shall have a value as of any date equal to the Fair Market Value of a share of Common Stock. Upon the payment of a regular cash dividend by the Company on issued and outstanding shares of Common Stock, an amount equal to such per share dividend amount multiplied by the number of notional shares of Common Stock credited to each RSU Participant’s Account shall be credited to the RSU Participant’s Account as of the dividend payment date and shall be deemed invested in additional whole and fractional notional shares of Common Stock, based on the Fair Market Value of a share of Common Stock on the dividend payment date. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number of notional shares of Common Stock credited to each Account under the Plan shall be appropriately adjusted by the Committee. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

3.6 At any time, the Company may, in its sole discretion, credit an amount on behalf of a particular Participant to his or her account. The crediting of such an amount shall be evidenced by providing the Participant a notice or statement specifying the amount of the credit. Thereafter, the amount credited to the Participant’s Account shall be subject to all of the same terms and provisions as amounts credited to the Account under Section 3.2 of the Plan. In addition, as of the Distribution Effective Date, the Company shall credit to the Account of each Dean Foods Participant an amount equal to the account balance held for the benefit of such Dean Foods Participant under the Dean Foods Post-2004 Plan as of the Distribution Effective Date.

3.7 Notwithstanding the provisions of this Article III, effective August 17, 2006, if the transfer of assets to the Trust, if any, would cause amounts to be immediately taxed to the Participants as a result of the application of the provisions of the Pension Protection Act of 2006 (the “PPA”), the transfer to the Trust shall be delayed until such time as the provisions of the PPA no longer will cause adverse consequences to the Participants.

ARTICLE IV

BENEFITS

4.1 After the death of a Participant, the Beneficiary of such Participant shall be entitled to the entire value of all amounts credited to such Participant’s Account, determined as of the Valuation Date coincident with or preceding the date of distribution, including any additional amount credited to such Participant’s Account as a result of life insurance proceeds payable due to an investment direction made by the Participant to deem to invest a portion of the Account in insurance on the Participant’s death.

4.2 If a Participant suffers a Disability while employed by the Company or an Affiliate (even if the official determination of such Disability does not occur until after the end of such Participant’s employment) or if a Participant who is a Non-employee Director suffers a Disability while serving in such capacity, such Participant shall be entitled to the entire value of all amounts credited to such Participant’s Account, determined as of the Valuation Date coincident with or immediately preceding the date of distribution. Such amount shall be payable to the Participant as soon as administratively feasible after the Committee determines that the Participant has suffered a Disability.

4.3 After a Participant’s employment terminates or such Participant ceases to be a Non-employee Director for any reason other than death or Disability, such Participant shall be entitled to the entire value of all amounts credited to the Account of such Participant, determined as of the Valuation Date coincident with or preceding the date of distribution, except that the Participant shall only be entitled to the vested portion, if any, of his Company Contribution Account. The vested portion of a Participant’s Company Contribution Account shall be determined by applying the Participant’s vesting percentage calculated pursuant to the terms of the 401(k) Plan. In addition to crediting service with Related Employers, as that term is defined in the 401(k) Plan, the Company will credit service with organizations and their predecessors in which the Company owns an interest but which do not qualify as Related Employers.

4.4 If there is a Change in Control of an employer or its direct or ultimate parent, the Plan shall distribute the Accounts of all Participants employed by such entity or its subsidiaries impacted by such Change in Control, in a single lump sum within 30 days after such Change in Control. The Committee shall determine an appropriate Valuation Date to be used in connection with the distributions to be made, which Valuation Date shall not be more than one month prior to the date of distribution. A “Change in Control” means the first occurrence of any of the following events after the Distribution Effective Date: (i) any person, entity or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”)), other than Dean Foods, the Company, a wholly-owned subsidiary of the Company, and any employee benefit plan of the Company or any wholly-owned subsidiary of the Company, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), of 30% or more of the combined voting power of the Company’s then outstanding voting securities; (ii) the persons who, as of the Distribution Effective Date, are serving as the members of the Board (the “Incumbent Directors”) shall cease for any reason to constitute at least a majority of the Board (or the board of directors of any successor to the Company), provided that any director elected to the Board, or nominated for election, by at least two-thirds of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (ii); (iii) the Company consummates a merger or consolidation with any other corporation, and as a result of which (A) persons who were shareholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger or consolidation, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the Company or the surviving entity or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity described in subclause (x), and (B), within the twelve-month period after such consummation of the merger or consolidation, the members of the Board as of the consummation of such merger or consolidation cease to constitute a majority of the board of directors of the Company or the surviving entity (or the entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the Company or such surviving entity); or (iv) the shareholders of the Company approve a sale, transfer or other disposition of all or substantially all of the assets of the Company, which is consummated and immediately following which the persons who were shareholders of the Company immediately prior to such sale, transfer or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the sale, transfer or disposition, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the entity or entities to which such assets are sold or transferred or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entities described in subclause (x).

ARTICLE V

PAYMENT OF BENEFITS AT TERMINATION

5.1 In the case of a Participant who terminates employment with the Company or ceases to be a Non-employee Director, the amount credited to the Participant’s Account (provided it is more than $25,000 or such smaller amount allowed by regulations issued by the U.S. Department of the Treasury) shall be paid to the Participant at the time and in the form selected by the Participant in the deferral election form completed by the Participant for a Plan Year. The Participant may elect from among the following optional forms of benefit:

(a) a lump sum distribution;

(b) substantially equal annual installments over five (5) years; or

(c) substantially equal annual installments over ten (10) years.

If an installment form of payment is elected, then the distribution shall be deemed to be made on a pro rata basis out of all investment options in which amounts credited to a Participant’s Account are deemed to be invested. A Participant may make a separate distribution election with respect to each deferral source for each Plan Year. Notwithstanding the Participant’s distribution election, if the amount credited to a Participant’s Account is equal to or less than $25,000 (or such smaller amount allowed by regulations issued by the U.S. Department of the Treasury), at the time distribution of the Account is to commence, payment will be made in a lump sum, and even if installment payments have commenced under this Section 5.1, if the value of such remaining amounts is $25,000 (or such smaller amount allowed by regulations issued by the U.S. Department of the Treasury) as of a payment date, all remaining amounts credited to a Participant’s Account shall be distributed in a lump sum.

Payment shall be made, or in the case of installment payments, shall commence, as soon as administratively practicable, during the calendar quarter immediately following the Participant’s termination of employment with the Company or termination as a member of the Board, or, if so elected by the Participant in the Participant’s deferral election form, as soon as administratively practicable during the calendar year following the year in which such event occurs. If installment payments are made, the unpaid balance of the Participant’s Account shall continue to share in the income and losses attributable thereto, in accordance with the provisions of the Plan, during the period for which installment payments are made.

A Participant may modify the time or form of benefit for a distribution due to termination of employment subject to the following limitations:

(a)	the Participant may change the time and/or form of distribution for a distribution due to termination of employment attributable to deferrals made in a Plan Year, such a change may be made only one time per deferral type (i.e., salary or bonus);

(b)	any change must be made by a written notice to the Committee or its designee at least one year in advance of the Participant’s termination of employment; and

(c)	the change must postpone the payment(s) at least five years after their scheduled payment date(s).

5.2 Payment of a Participant’s benefit on account of death shall be made to the Beneficiary of such Participant in a lump sum as soon as practicable following the Committee’s receipt of proper notice of such Participant’s death.

5.3 The payment of benefits under the Plan shall begin at the date specified in accordance with the provisions of Sections 5.1 and 5.2 hereof; provided that, in case of administrative necessity, the starting date of payment of benefits may be delayed up to thirty (30) days as long as such delay does not result in the Participant’s or Beneficiary’s receiving the distribution in a different taxable year than if no such delay had occurred.

5.4 Each distribution shall be charged to the appropriate Plan Year and deferral type subaccount of the Participant from which the distribution is to be made. If less than the total balance of such subaccount is to be distributed, such distribution shall be charged on a pro rata basis to each investment in which such subaccount is deemed to be invested.

5.5 To the extent a Participant’s Account is credited with notional shares of Common Stock pursuant to Section 3.5, all distributions from such Account shall paid in whole shares of Common Stock plus a cash payment in lieu of any fractional share of Common Stock, provided that the Board may provide, in its sole discretion, that any such distribution instead shall be paid entirely in cash. All amounts credited to a Participant’s Account in a form other than notional shares of Common Stock shall be distributed in cash.

5.6 Notwithstanding anything in Section 4.3 or 5.1 to the contrary, no distributions as a result of termination of employment shall be made to a Participant before the date that is six months after the date a Participant terminates employment with the Company, if that Participant is, on the date of termination, a “specified employee,” as defined in the regulations issued by the U.S. Department of the Treasury under Section 409A of the Code, which regulations are incorporated herein by reference.

ARTICLE VI

IN-SERVICE WITHDRAWALS

6.1 In the event of an unforeseeable emergency, a Participant may make a request to the Committee for a withdrawal from the Account of such Participant. For purposes of this Section, the term “unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Any determination of the existence of an unforeseeable emergency and the amount to be withdrawn on account thereof shall be made by the Committee, in its sole and absolute discretion. However, notwithstanding the foregoing, a withdrawal will not be permitted to the extent that the financial hardship is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of deferrals under this Plan. In no event shall the need to send a Participant’s child to college or the desire to purchase a home be deemed to constitute an unforeseeable emergency. No member of the Committee shall vote or decide upon any matter relating to the determination of the existence of such member’s own financial hardship or the amount to be withdrawn on account thereof. A request for a hardship withdrawal must be made in the manner prescribed by the Committee, and must be expressed as a specific dollar amount. The amount of a hardship withdrawal may not exceed the amount required to meet the severe financial hardship plus the amount needed to pay taxes reasonably anticipated as a result of the distribution. All hardship withdrawals shall be paid in a lump sum in accordance with Section 5.5.

6.2 On a form prescribed by the Committee during the applicable enrollment period, a Participant can elect to receive that Plan Year’s deferrals made pursuant to Section 3.1, matching contributions credited pursuant to Section 3.2, additional credits made that Plan Year pursuant to Sections 3.3, 3.4, or 3.6 and earnings thereon, at a date specified by the Participant. Such date shall be no earlier than two (2) years from the last day of the Plan Year for which the deferrals and matching and other credits are made or, in the case of Restricted Stock Units deferred by an RSU Participant, the date on which such Restricted Stock Units are scheduled to vest. Any withdrawal under this Section 6.2 shall be made in a single lump sum in accordance with Section 5.5. A Participant may delay the time for a scheduled in-service withdrawal subject to the following limitations:

(a)	the Participant may delay the time for a scheduled in-service withdrawal attributable to deferrals made in a Plan Year, such a delay may be made only one time per deferral type;

(b)	the change must be made by a written notice to the Committee or its designee at least one year in advance of the date the payment was scheduled to be made; and

(c)	the change must postpone the payment at least five years after its scheduled payment date.

6.3 In the case of a withdrawal pursuant to Section 6.1, if less than the total balance of the Participant’s account is being withdrawn, then the withdrawal shall be charged to each subaccount of the Participant on a pro rata basis, and with respect to each subaccount, the withdrawal shall be charged on a pro rata basis to each investment in which such subaccount is deemed to be invested. In the case of a scheduled in-service withdrawal pursuant to Section 6.2, such withdrawal shall be charged to the appropriate Plan Year and deferral type subaccount of the Participant, and if the withdrawal is less than the total amount of such subaccount, it shall be charged on a pro rata basis to each investment in which such subaccount is deemed to be invested.

ARTICLE VII

ADMINISTRATION OF THE PLAN

7.1 The Plan shall be administered by the Committee. The members of the Committee shall serve without bond or security for the performance of their duties hereunder unless applicable law makes the furnishing of such bond or security mandatory or unless required by the Company.

7.2 The Committee may appoint any member of the Committee to act on behalf of the Committee. Any person who is a member of the Committee shall not vote or decide upon any matter relating solely to such member or vote in any case in which the individual right or claim of such member to any benefit under the Plan is particularly involved. If, in any matter or case in which a person is so disqualified to act, the remaining persons constituting the Committee cannot resolve such matter or case, the Board will appoint a temporary substitute to exercise all the powers of the disqualified person concerning the matter or case in which such person is disqualified.

7.3 The Committee may designate and delegate to one or more other persons any of the Committee’s responsibilities under the Plan, and may revoke any such delegation or designation at any time. The Committee may employ persons to render advice with regard to any of its responsibilities. All usual and reasonable expenses of the Committee shall be paid by the Company. The Company shall indemnify and hold harmless each member of the Committee from and against any and all claims and expenses (including, without limitation, attorneys’ fees and related costs), in connection with the performance by such member of duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person so acting.

7.4 The Committee shall establish rules and procedures, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business. The Committee shall determine the eligibility of any individual to participate in the Plan, shall interpret the Plan in its sole and absolute discretion, and shall determine all questions arising in the administration, interpretation and application of the Plan. All determinations of the Committee shall be conclusive and binding on all employees, Participants and Beneficiaries.

7.5 Any action to be taken hereunder by the Company shall be taken by resolution adopted by the Board or by a committee thereof; provided, however, that by resolution, the Board or a committee thereof may delegate to any officer of the Company the authority to take any such actions hereunder.

ARTICLE VIII

CLAIMS REVIEW PROCEDURE

8.1 In the event that a Participant or Beneficiary is denied a claim for benefits under this Plan (the “Claimant”), the Committee shall provide to the Claimant written notice of the denial within 90 days after the claim is filed (45 days in the case of a Disability claim) unless an extension of time for processing the claim is necessary because more information is needed (or, in the case of a Disability claim, an extension is necessary for reasons beyond the control of the Committee), in which case a decision will be rendered not later than 180 days (75 days in the case of a Disability claim which may be further extended to 105 days if the additional extension is necessary due to reasons beyond the control of the Committee) after the initial receipt of the claim. If such an extension of time for processing the claim is required, written notice of the extension and additional information that is necessary to process the claim will be furnished to the Claimant prior to the expiration of the initial 90-day (or 45-day) period and will indicate the special circumstances requiring an extension of time for processing the claim and will indicate the date the Committee expects to render its decision. In no event will such extension exceed a period of 90 days from the end of the initial period. The notice shall set forth:

(a)	the specific reason or reasons for the denial;

(b)	specific references to pertinent Plan provisions on which the Committee based its denial;

(c)	a description of any additional material or information needed for the Claimant to perfect the claim and an explanation of why the material or information is needed;

(d)	if the claim is a claim for a Disability benefit, the Participant will be notified if an internal rule, guideline, protocol or other similar criterion was relied on by the Committee and the Participant will be provided with a copy of such rule, guideline, protocol, or other criterion free of charge on the Participant’s request. If the claim is a claim for a Disability benefit and the denial is based on a medical necessity or other similar exclusion or limit, the Participant will be provided, free of charge at his or her request, an explanation of how that exclusion or limit and any clinical judgments apply to the Participant’s medical circumstances.

(e)	a statement that the Claimant may:

(i)	request a review upon written application to the Committee;

(ii)	review pertinent Plan documents; and

(iii)	submit issues and comments in writing; and

(f)	that any appeal the Claimant wishes to make of the adverse determination must be in writing and received by the Committee within 60 days (180 days in the case of a Disability claim) after receipt of the Committee’s notice of denial of benefits. The Committee’s notice must further advise the Claimant that failure to appeal the action to the Committee in writing within the 60-day (or 180-day) period will render the Committee’s determination final, binding, and conclusive.

8.2 If the Claimant should appeal to the Committee, the Claimant, or the duly authorized representative of such Claimant, may submit, in writing, whatever issues and comments such Claimant, or the duly authorized representative of such Claimant, feels are pertinent. The Committee shall re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Committee shall advise the Claimant in writing of its decision on the appeal, the specific reasons for the decision, and the specific Plan provisions on which the decision is based. The notice of the decision shall be given within 60 days (45 days in the case of a Disability claim) of the Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the 60-day (or 45-day) period infeasible, but in no event shall the Committee render a decision regarding the denial of a claim for benefits later than 120 days (90 days in the case of a Disability claim) after its receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the date the extension period commences. The Claimant will also be entitled to receive, on request and free of charge, access to and copies of all documents, records, and other information relevant to the claim. In addition, if the claim is a claim for a Disability benefit, the Participant will be notified if an internal rule, guideline, protocol or other similar criterion was relied on by the Committee and will be provided with a copy of such rule, guideline, protocol, or other criterion free of charge at your request. If the claim is a claim for a Disability benefit and the denial is based on a medical necessity or other similar exclusion or limit, the Participant will be provided, free of charge at his or her request, an explanation of how that exclusion or limit and any clinical judgments apply to the Participant’s medical circumstances. In the case of a Disability claim, the review on appeal must be made by a different decision-maker from the Committee and that decision-maker cannot give procedural deference to the original decision. If the Claimant is dissatisfied with the Committee’s (or other independent fiduciary’s) review decision, the Claimant has the right to file suit in a federal or state court.

ARTICLE IX

LIMITATION OF RIGHTS

The establishment of this Plan shall not be construed as giving to any Participant, employee of the Company or any person whomsoever, any legal, equitable or other rights against the Company, or its officers, directors, agents or shareholders, or as giving to any Participant or Beneficiary any equity or other interest in the assets or business of the Company or shares of Company stock or as giving any employee the right to be retained in the employment of the Company. All employees of the Company and Participants shall be subject to discharge to the same extent they would have been if this Plan had never been adopted.

ARTICLE X

LIMITATION OF ASSIGNMENT AND PAYMENTS

TO LEGALLY INCOMPETENT DISTRIBUTEE

10.1 No benefits which shall be payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of the same shall be void. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for or against any person, except to the extent required by law.

10.2 Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined by the Committee, on the basis of qualified medical advice, to be incompetent, the Committee need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of the minor or incompetent, or to cause the same to be paid to the minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of the minor or incompetent, if one has been appointed, or to cause the same to be used for the benefit of the minor or incompetent.

ARTICLE XI

AMENDMENT TO OR TERMINATION OF THE PLAN

The Board and the Committee, or either of them acting independently, reserve the right at any time to amend or terminate the Plan in whole or in part or to add a supplement to the Plan to provide benefits for specified Participants. No amendment shall have the effect of retroactively depriving Participants or Beneficiaries of rights already accrued under the Plan. Any amendment to the Plan shall be executed by an officer of the Company. Upon termination of the Plan, the Committee may, in its sole and absolute discretion, and notwithstanding any other provision hereunder to the contrary, direct that all benefits hereunder will be paid as soon as administratively practicable thereafter.

ARTICLE XII

GENERAL AND MISCELLANEOUS

12.1 In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

12.2 The Section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

12.3 The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Delaware, without reference to its conflicts of law provisions, unless superseded by federal law.

12.4 The Company is not required to set aside any assets for payment of the benefits provided under this Plan. A Participant shall have no security interest in any amounts credited hereunder on such Participant’s behalf. It is the Company’s intention that this Plan be construed as a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of highly compensated employees.

12.5 All amounts payable hereunder shall be reduced by any and all federal, state and local taxes imposed upon the Participant or a Beneficiary which are required to be paid or withheld by the Company.

IN WITNESS WHEREOF, the Company has caused this amendment and restatement to be effective as of January 1, 2014.

THE WHITEWAVE FOODS COMPANY

By:	/s/ Tommy Zanetich
Thomas N. Zanetich Executive Vice President, Human Resources